EXHIBIT 99.1

Total Containment, Inc.                             News Release
FOR IMMEDIATE RELEASE



April 23, 2000

Corporate Headquarters: 422 Business Center, A130 North Drive,
Oaks, PA 19456

TOTAL CONTAINMENT RECEIVES NOTIFICATION REGARDING DELISTING FROM
THE NASDAQ SMALLCAP MARKET

     Oaks, PA...Total Containment, Inc. (NASDAQ/SmallCap Market:
TCIX) announced today that on April 18, 2001, The Nasdaq Stock Market has notified the Company that its common stock has not maintained a minimum bid price of $1.00 as required by Marketplace Rule 4310(c)(4), and therefore, its common stock is subject to delisting from the Nasdaq SmallCap Market.

    The Company has appealed the determination of Nasdaq and has requested a hearing before a Nasdaq Listing Qualifications Panel. The hearing request will stay the delisting pending the Panel's final decision. There can be no assurance that the Panel will grant the Company's request for continued listing.